Exhibit 99.1

News

For Immediate Release

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Phone:	212-303-4349
E-mail:	bernie-kilkelly@dlfi.com
Delphi Financial Announces Partial Redemption of 8.00% Senior Notes
Wilmington, Delaware – June 9, 2010 – Delphi Financial Group, Inc. (NYSE: DFG) announced today that it will redeem $20 million in aggregate principal amount of its 8.00% Senior Notes due 2033 on July 14, 2010. These notes are listed on the New York Stock Exchange under the symbol DFY. The redemption price will be 100% of the principal amount of the redeemed notes, plus accrued interest to (but not including) the redemption date.
Upon completion of this partial redemption, $118,750,000 in aggregate principal amount of the notes will remain outstanding.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.